Consent of Independent Valuation Specialist

We hereby consent to the references to Rosebud Consulting, Inc. (“Rosebud Consulting”) and to the references to and inclusion of information from Rosebud Consulting’s reports dated August 9, 2006 and March 8, 2007 regarding the fair market value of the common stock of EyeTel Imaging, Inc. as of the dates specified therein, in the registration statement on Form SB-2 (and the related prospectus) of EyeTel Imaging, Inc. and each amendment thereto (Registration No. 333-142649).

ROSEBUD CONSULTING, INC.

By: /s/ Lisa M. Davis
Name: Lisa M. Davis
Title: President

October 25, 2007
Gloucester, MA